Exhibit 99.1

Osteologix Appoints Philip J. Young
President and Chief Executive Officer

San Francisco, Calif. - April 3, 2007 - Osteologix Inc. (OTC Bulletin Board: OLGX) announced today that it has appointed Philip J. Young as President and Chief Executive Officer, effective May 1, 2007. Mr. Young most recently was Chief Business Officer, Executive Vice President of Insmed, Inc. Previously he has served as an industry consultant and as an executive with several small and medium sized biotechnology companies, including as Chief Executive Officer.

“Phil has the ideal experience and capabilities to lead Osteologix forward through a very exciting time for the Company,” stated Klaus Eldrup-Jørgensen, Chairman of the Osteologix board of directors. “He has experience leading small, entrepreneurial organizations through rapid phases of growth, has extensive experience working with Wall Street and has twice previously served as President or Chief Executive Officer of biopharmaceutical companies.”

“I am very excited to join Osteologix,” said Mr. Young. “There is a critical need for improved treatments for osteoporosis. I believe our lead product, NB S101, has tremendous potential to take a significant share of the multi-billion dollar market for therapies that treat this disease. If approved for commercial sale in the United States, NB S101 would be the first therapy to simultaneously induce new bone formation while also preventing bone loss. I am looking forward to leading the advancement of Osteologix and overseeing the continued development of NB S101.”

Reporting to Mr. Young will be Stephan Christgau, Chief Operating Officer, and Matthew M. Loar, Chief Financial Officer. Dr. Christgau will continue to lead all of the company’s research and development, including the on-going phase II clinical trial, from the company’s Copenhagen office. Mr. Loar will continue to lead all financial, administrative and corporate matters from the company’s San Francisco office.

“With Phil in place, we have an outstanding team to advance our potential treatment for osteoporosis,” stated Christian Hansen, founder of Osteologix and partner in Nordic Biotech K/S, the largest stockholder of Osteologix. “We are nearing full enrollment in our current phase II clinical trial of NB S101, and I am very pleased to say that the study is progressing on-schedule.”

Effective April 3, 2007, Charles J. Casamento, who was the company’s previous Chief Executive Officer and President from October 18, 2004 through April 3, 2007, has resigned from the Company to pursue other opportunities. Mr. Casamento has agreed to provide consulting services to the company during a three-month transition period. Mr. Casamento will remain on the board of directors but will not stand for re-election at the company’s annual meeting of stockholders.

“For the two and a half years that Chuck was CEO, Osteologix progressed from a company with pre-clinical operations through the completion of a phase I human clinical trial, and into our first phase II program. He has taken a previously private company headquartered in Europe into the U.S. and has successfully accessed U.S. capital markets with our becoming a public company through a merger transaction with a public shell. I would like to thank him for his contributions, effective leadership during his tenure and a job well done” concluded Dr. Eldrup-Jørgensen.

About Osteologix

Osteologix develops proprietary therapeutics for the treatment of important unmet medical needs in bone disease and women’s health. The Company’s lead product, NB S101, has entered phase II clinical trials for the treatment of osteoporosis. Based on the Company’s own data as well as data from phase III clinical trials conducted on a similar drug that is approved for sale in Europe, Osteologix believes that NB S101 increases new bone formation and decreases bone resorption. Osteologix further believes that NB S101 will provide patients with greater convenience and fewer side effects than drugs currently approved for osteoporosis in the United States, Europe and elsewhere. Additional information on Osteologix can be obtained on the Company’s website, www.osteologix.com.

FORWARD-LOOKING STATEMENTS:

Certain of the statements set forth in this press release constitute “Forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. All such forward looking statements involve risks and uncertainties, including, but not limited to: statements regarding Osteologix’s research and development programs; proposed marketing and sales; patents and regulatory approvals; the effect of competition and proprietary rights of third parties; the need for and availability of additional financing and access to capital; and the seeking of joint development, licensing or distribution and collaboration and marketing arrangements with pharmaceutical companies. There can be no assurance that such forward-looking statements will prove to be accurate and Osteologix undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements

Contact:	Matthew M. Loar Chief Financial Officer 415-955-2720